SECOND AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

Between BRANDES INVESTMENT TRUST and THE NORTHERN TRUST COMPANY,

dated January 30, 2020

WHEREAS:

I.

Reference is made to the securities lending authorization agreement between THE NORTHERN TRUST COMPANY (the “Agent”) and BRANDES INVESTMENT TRUST (the “Lender”), dated January 30, 2020 and as amended from time to time (the “Agreement”).

II.	In addition to the provisions contained in the Agreement, the Agent and the Lender wish to amend the Agreement, as set out in this agreement (the “Amendment Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A)	Amendments. Pursuant to Clause 14.1 of the Agreement, Exhibit I of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit I.

B)	Except as hereby specifically amended, the Agreement as heretofore set forth shall remain in full force and effect.

C)	This Amendment Agreement will be governed by, and construed in accordance with laws governing the Agreement.

D)	The terms of this Amendment Agreement shall be effective as of October 1, 2021.

Executed in two originals

BRANDES INVESTMENT TRUST

By:	/s/ Jeff Busby
Name:	Jeff Busby
Title:	President

AGREED TO AND ACCEPTED BY:

THE NORTHERN TRUST COMPANY

By:	/s/ Sandra L. Linn
Name:	Sandra L. Linn
Title:	Senior Vice President
Date:	9/28/2021

EXHIBIT I

TO SECURITIES LENDING AUTHORIZATION AGREEMENT

(“Agreement”)

LENDERS

Brandes Emerging Markets Value Fund

Brandes Global Equity Fund

Brandes International Equity Fund

Brandes International Small Cap Equity Fund

Brandes Small Cap Value Fund

Brandes US Value Fund

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